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                 NEW ENGLAND ENERGY INCORPORATED
                       Statement of Income
                   Period Ended March 31, 1998
(expressed in millions, rounded to hundred thousands of dollars)
                (Unaudited, Subject to Adjustment)
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                                                       Quarter
                                                       -------

Other income/(expense):
 Interest expense                                           (.2)
                                                        ------
      Net loss                                                   $  (.2)
                                                                 ======

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